                                                                    Exhibit 99.2

                              EQUISTAR CHEMICALS, LP

                        CONSOLIDATED STATEMENTS OF INCOME


                                                              For the year ended December 31,
                                                   ----------------------------------------------
Millions of dollars                                    2001             2000              1999
-------------------                                ------------     ------------     ------------
Sales and other operating revenues:
   Unrelated parties                                 $ 4,583          $ 5,770           $ 4,506
   Related parties                                     1,326            1,725             1,088
                                                   ------------     ------------     ------------
                                                       5,909            7,495             5,594
                                                   ------------     ------------     ------------

Operating costs and expenses:
   Cost of sales                                       5,733            6,908             5,002
   Selling, general and administrative expenses          181              182               259
   Research and development expense                       39               38                42
   Amortization of goodwill                               33               33                33
   Unusual charges                                        22               --                96
                                                   ------------     ------------     ------------
                                                       6,008            7,161             5,432
                                                   ------------     ------------     ------------

   Operating income (loss)                               (99)             334               162

Interest expense                                        (192)            (185)             (182)
Interest income                                            3                4                 6
Other income, net                                          8               --                46
                                                   ------------     ------------     ------------

   Income (loss) before extraordinary item              (280)             153                32

Extraordinary loss on extinguishment of debt              (3)              --                --
                                                   ------------     ------------     ------------

Net income (loss)                                    $  (283)         $   153           $    32
                                                   ============     ============     ============

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                           CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
Millions of dollars                                      2001          2000
-------------------                                   -----------   -----------

ASSETS
Current assets:
   Cash and cash equivalents                           $   202       $    18
   Accounts receivable:
     Trade, net                                            440           568
     Related parties                                       100           190
   Inventories                                             448           506
   Prepaid expenses and other current assets                36            50
                                                      -----------   -----------
      Total current assets                               1,226         1,332

Property, plant and equipment, net                       3,705         3,819
Investment in PD Glycol                                     47            53
Goodwill, net                                            1,053         1,086
Other assets, net                                          277           292
                                                      -----------   -----------

Total assets                                           $ 6,308       $ 6,582
                                                      ===========   ===========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable:
     Trade                                             $   331       $   426
     Related parties                                        29            61
   Current maturities of long-term debt                    104            90
   Accrued liabilities                                     197           166
                                                      -----------   -----------
     Total current liabilities                             661           743

Long-term debt                                           2,233         2,158
Other liabilities                                          177           141
Commitments and contingencies                               --            --
Partners' capital:
   Partners' accounts                                    3,257         3,540
   Accumulated other comprehensive income (loss)           (20)           --
                                                      -----------   -----------
      Total partners' capital                            3,237         3,540
                                                      -----------   -----------

Total liabilities and partners' capital                $ 6,308       $ 6,582
                                                      ===========   ===========

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        For the year ended December 31,
                                                              -----------------------------------------------------
Millions of dollars                                                2001                2000              1999
-------------------                                           ----------------    --------------     --------------
Cash flows from operating activities:
  Net income (loss)                                             $   (283)          $     153           $     32
  Adjustments to reconcile net income (loss) to
   cash provided by operating activities:
     Depreciation and amortization                                   321                 310                300
     Net (gain) loss on disposition of assets                         (3)                  5                 35
     Extraordinary loss on extinguishment of debt                      3                  --                 --
  Changes in assets and liabilities that provided (used)
   cash:
     Accounts receivable                                             220                 (58)              (213)
     Inventories                                                      61                  14                 17
     Accounts payable                                               (129)                 28                119
     Accrued liabilities                                              30                 (65)                82
     Other assets and liabilities                                     10                 (48)               (28)
                                                              ----------------    --------------     --------------
        Cash provided by operating activities                        230                 339                344
                                                              ----------------    --------------     --------------

Cash flows from investing activities:
  Expenditures for property, plant and equipment                    (110)               (131)              (157)
  Proceeds from sales of assets                                       10                   4                 75
  Purchase of business from AT Plastics, Inc.                         (7)                 --                 --
                                                              ----------------    --------------     --------------
       Cash used in investing activities                            (107)               (127)               (82)
                                                              ----------------    --------------     --------------

Cash flows from financing activities:
  Net borrowing (payments) under lines of credit                    (820)                 20               (502)
  Proceeds from issuance of long-term debt                         1,000                  --                898
  Repayment of other long-term debt                                  (91)                (42)              (150)
  Repayment of obligations under capital leases                       --                  --               (205)
  Distributions to partners                                           --                (280)              (255)
  Other                                                              (28)                 --                 (6)
                                                              ----------------    --------------     --------------
       Cash provided by (used in)
         financing activities                                         61                (302)              (220)
                                                              ----------------    --------------     --------------

Increase (decrease) in cash and cash equivalents                     184                 (90)                42
Cash and cash equivalents at beginning of period                      18                 108                 66
                                                              ----------------    --------------     --------------
Cash and cash equivalents at end of period                      $    202           $      18           $    108
                                                              ================    ==============     ==============

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL


                                                                                          Accumulated
                                                  Partners' Accounts                         Other
                                 -----------------------------------------------------   Comprehensive     Comprehensive
Millions of dollars               Lyondell     Millennium    Occidental       Total       Income (loss)     Income (loss)
-------------------              ------------  ------------  ------------  -----------  ----------------  ----------------
Balance at January 1, 1999         $   613      $ 1,621      $ 1,651        $ 3,885        $      --          $      -
 Net income                             14            9            9             32               --                32
 Distributions to partners            (105)         (75)         (75)          (255)              --                --
                                 ------------  ------------  ------------  -----------  ----------------  ----------------

 Comprehensive income                                                                                         $     32
                                                                                                          ================

Balance at December 31, 1999           522        1,555        1,585          3,662               --                --

 Net income                             63           45           45            153               --               153
 Distributions to partners            (114)         (83)         (83)          (280)              --                --
 Other                                   5           --           --              5               --                --
                                 ------------  ------------  ------------  -----------  ----------------  ----------------

 Comprehensive income                                                                                         $    153
                                                                                                          ================

Balance at December 31, 2000           476        1,517        1,547          3,540               --                --

 Net loss                             (115)         (84)         (84)          (283)              --              (283)
 Other comprehensive income:
  Unrealized loss on securities         --           --           --             --               (1)               (1)
  Minimum pension liability             --           --           --             --              (19)              (19)
                                 ------------  ------------  ------------  -----------  ----------------  ----------------

 Comprehensive loss                                                                                           $   (303)
                                                                                                          ================

Balance at December 31, 2001       $   361      $ 1,433      $ 1,463        $ 3,257        $     (20)
                                 ============  ============  ============  ===========  ================

                 See Notes to Consolidated Financial Statements.

                             EQUISTAR CHEMICALS, LP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  FORMATION OF THE PARTNERSHIP AND OPERATIONS

Lyondell Chemical Company ("Lyondell") and Millennium Chemicals Inc. ("Millennium") formed Equistar Chemicals, LP ("Equistar" or "the Partnership"), a Delaware limited partnership, which commenced operations on December 1, 1997. On May 15, 1998, Equistar was expanded with the contribution of certain assets from Occidental Petroleum Corporation ("Occidental"). Equistar is currently owned 41% by Lyondell, 29.5% by Millennium and 29.5% by Occidental, all through wholly owned subsidiaries (see also Note 18).

Equistar owns and operates the petrochemicals and polymers businesses contributed by Lyondell, Millennium and Occidental, which consist of 18 manufacturing facilities primarily on the U.S. Gulf Coast and in the U.S. Midwest. The petrochemicals segment manufactures and markets olefins, oxygenated products, aromatics and specialty products. Olefins include ethylene, propylene and butadiene, and oxygenated products include ethylene oxide, ethylene glycol, ethanol and methyl tertiary butyl ether ("MTBE"). The petrochemicals segment also includes the production and sale of aromatics, including benzene and toluene. The polymers segment manufactures and markets polyolefins, including high-density polyethylene ("HDPE"), low-density polyethylene ("LDPE"), linear low-density polyethylene ("LLDPE"), polypropylene, and performance polymers, all of which are used in the production of a wide variety of consumer and industrial products. The performance polymers include enhanced grades of polyethylene, including wire and cable insulating resins, and polymeric powders.

Equistar is governed by a Partnership Governance Committee consisting of nine representatives, three appointed by each general partner. Most of the significant decisions of the Partnership Governance Committee require unanimous consent, including approval of the Partnership's strategic plan and annual updates thereof. Distributions are made to the partners based upon their percentage ownership of Equistar. Additional cash contributions required by the Partnership are also based upon the partners' percentage ownership of Equistar.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation--The consolidated financial statements include the accounts of Equistar and its wholly owned subsidiaries.

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. Equistar's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. Equistar performs periodic evaluations of the relative credit standing of these financial institutions which are considered in Equistar's investment strategy.

Equistar has no requirements for compensating balances in a specific amount at a specific point in time. The Partnership does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Equistar's discretion. As a result, none of Equistar's cash is restricted.

                             EQUISTAR CHEMICALS, LP

Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis, except for materials and supplies, which are valued at average cost. Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets, generally 25 years for major manufacturing equipment, 30 years for buildings, 10 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information systems equipment. Upon retirement or sale, Equistar removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in the Consolidated Statement of Income. Equistar's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--Equistar evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Beginning in 2002, as discussed below, goodwill will be reviewed for impairment under SFAS No. 142 based on fair values.

Investment in PD Glycol--Equistar holds a 50% interest in a joint venture with E.I. DuPont de Nemours and Company that owns an ethylene glycol facility in Beaumont, Texas. This investment was contributed by Occidental in 1998. The investment in PD Glycol is accounted for using the equity method of accounting. At December 31, 2001 and 2000, Equistar's underlying equity in the net assets of PD Glycol exceeded the cost of the investment by $7 million. The excess is being accreted into income on a straight-line basis over a period of 25 years.

Goodwill--Goodwill includes goodwill contributed by Millennium and goodwill recorded in connection with the contribution of Occidental's assets. Goodwill is being amortized using the straight-line method over 40 years, the estimated useful life. Amortization of goodwill will cease as of January 1, 2002 as described below under Recent Accounting Standards.

Turnaround Maintenance and Repairs Costs--Cost of maintenance and repairs incurred in connection with turnarounds of major units at Equistar's manufacturing facilities exceeding $5 million are deferred and amortized using the straight-line method until the next planned turnaround, generally four to six years. These costs are maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Deferred Software Costs--Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over a range of 3 to 10 years.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. The estimated liabilities have not been discounted to present value.

Income Taxes--The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for income taxes in the accompanying financial statements.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             EQUISTAR CHEMICALS, LP

Accounting Changes Adopted in 2001--As of January 1, 2001, Equistar adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. Gains or losses from changes in the fair value of derivatives used as cash flow hedges are deferred in accumulated other comprehensive income, to the extent the hedge is effective, and subsequently reclassified to earnings to offset the impact of the related forecasted transaction. Implementation of SFAS No. 133 and SFAS No. 138 did not have a material effect on the consolidated financial statements of Equistar.

Recent Accounting Standards--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and is not expected to have a material effect on intangible assets acquired in business combinations effected prior to July 1, 2001. SFAS No. 142 prescribed the discontinuance of amortization of goodwill as well as annual review of goodwill for impairment. Equistar expects the implementation of SFAS No. 142 to result in the impairment of the entire balance of goodwill, resulting in a $1.1 billion charge that will be reported as the cumulative effect of a change in accounting principle as of January 1, 2002. Earnings in 2002 and subsequent years will be favorably affected by $33 million annually because of the elimination of goodwill amortization.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Adoption of SFAS No. 143 and SFAS No. 144 in calendar years 2003 and 2002, respectively, is not expected to have a material effect on the consolidated financial statements of Equistar.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2001.

3.  UNUSUAL CHARGES

Equistar shut down its Port Arthur, Texas polyethylene facility in February 2001. The asset values of the Port Arthur production units were previously adjusted as part of a $96 million restructuring charge recognized in 1999, as discussed below. During the first quarter 2001, Equistar recorded an additional $22 million charge, which included environmental remediation liabilities of $7 million (see Note 15), severance benefits of $5 million, pension benefits of $2 million, and other exit costs of $3 million. The severance and pension benefits covered approximately 125 people employed at the Port Arthur facility. The remaining $5 million of the charge related primarily to the write down of certain assets. Payments of $4 million for severance, $3 million for exit costs and $1 million for environmental remediation were made through December 31, 2001. The pension benefits of $2 million will be paid from the assets of the pension plans. As of December 31, 2001, the remaining liability included $6 million for environmental remediation costs and $1 million for severance benefits.

During 1999, Equistar recorded a charge of $96 million associated with decisions to shut down certain polymer reactors and to consolidate certain administrative functions between Lyondell and Equistar. Accordingly, Equistar recorded a charge of $72 million to adjust the asset carrying values. The remaining $24 million of the total charge represented severance and other employee-related costs for approximately 500 employee positions that were eliminated. The eliminated positions, primarily administrative functions, resulted from opportunities to share such services between Lyondell and Equistar. Through December 31, 2001, approximately $19 million of severance and other employee-related costs had been paid and charged against the accrued liability. As of December 31, 2001, all of the employee terminations had been completed and the remaining liability of $5 million was eliminated.

4.  EXTRAORDINARY ITEM

As part of the third quarter 2001 refinancing (see Note 11), Equistar wrote off unamortized debt issuance costs and amendment fees of $3 million related to the early repayment of the $1.25 billion bank credit facility and reported the charge as an extraordinary loss on extinguishment of debt.

5.  RELATED PARTY TRANSACTIONS

Product Transactions with Lyondell--Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. Under the agreements, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities, with the exception of quantities of one product that Lyondell is obligated to purchase under a supply agreement with an unrelated third party entered into prior to 1999 and expiring in 2015. In addition, a wholly owned subsidiary of Lyondell licenses MTBE technology to Equistar. Lyondell also purchases a significant portion of the MTBE produced by Equistar at one of its two Channelview units at market-related prices.

Product Transactions with Occidental Chemical--In connection with the contribution of Occidental Chemical assets to Equistar, Equistar and Occidental Chemical entered into a long-term agreement for Equistar to supply 100% of the ethylene requirements for Occidental Chemical's U.S. manufacturing plants. The pricing terms under the agreement between Equistar and Occidental Chemical are similar to the pricing terms under the ethylene sales agreement between Equistar and Lyondell. The ethylene raw material is exclusively for internal use in production at these plants, less any quantities up to 250 million pounds per year tolled in accordance with the provisions of the agreement. Upon three years notice from either party to the other, sales may be "phased down" over a period not less than five years. No phase down may commence before January 1, 2009. Therefore, the annual required minimum cannot decline to zero prior to December 31, 2013, unless certain specified force majeure events occur. In addition to ethylene, Equistar sells methanol, ethers, and glycols to Occidental Chemical. Equistar also enters into over-the-counter derivatives, primarily price swap contracts, for crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases (see Note 13). Equistar also purchases various products from Occidental Chemical at market-related prices.

Product Transactions with Millennium Petrochemicals--Equistar sells ethylene to Millennium Petrochemicals at market-related prices pursuant to an agreement entered into in connection with the formation of Equistar. Under this agreement, Millennium Petrochemicals is required to purchase 100% of its ethylene requirements for its LaPorte, Texas facility from Equistar. The contract expires December 1, 2002 and, thereafter, renews annually. Either party may terminate on one year's notice. The pricing terms of this agreement are similar to the pricing terms of the ethylene sales agreements with Lyondell and Occidental Chemical.

Under an agreement entered into in connection with the formation of Equistar, Equistar is required to purchase 100% of its vinyl acetate monomer ("VAM") raw material requirements at market-related prices from Millennium Petrochemicals for its LaPorte, Texas, Clinton, Iowa and Morris, Illinois plants for the production of ethylene vinyl acetate products at those locations. The contract expires December 31, 2002 and, thereafter, renews annually.

Product Transactions with Oxy Vinyls, LP--Occidental Chemical owns 76% of Oxy Vinyls, LP ("Oxy Vinyls"), a joint venture partnership. Equistar sells ethylene to Oxy Vinyls for Oxy Vinyls' LaPorte, Texas facility at market-related prices pursuant to an agreement which expires on December 31, 2003.

                             EQUISTAR CHEMICALS, LP

Transactions with LYONDELL-CITGO Refining LP--Lyondell's rights and obligations under the terms of its product sales and raw material purchase agreements with LYONDELL-CITGO Refining LP ("LCR"), a joint venture investment of Lyondell, have been assigned to Equistar. Accordingly, certain olefins by-products are sold by Equistar to LCR for processing into gasoline and certain refinery products are sold by LCR to Equistar as raw materials. Equistar also has assumed certain processing arrangements as well as storage obligations between Lyondell and LCR and provides certain marketing services for LCR. All of the agreements between LCR and Equistar are on terms generally representative of prevailing market prices.

Transactions with LMC--Lyondell Methanol Company, L.P. ("LMC") sells all of its products to Equistar at market-related prices. The natural gas for LMC's plant is purchased by Equistar as agent for LMC under Equistar master agreements with various third party suppliers. Equistar provides operating and other services for LMC under the terms of existing agreements that were assumed by Equistar from Lyondell, including the lease to LMC by Equistar of the real property on which LMC's methanol plant is located. Pursuant to the terms of those agreements, LMC pays Equistar a management fee and reimburses certain expenses of Equistar at cost.

Shared Services Agreement with Lyondell--During 1999, Lyondell provided certain administrative services to Equistar, including legal, risk management, treasury, tax and employee benefit plan administrative services, while Equistar provided services to Lyondell in the areas of health, safety and environment, human resources, information technology and legal. Effective January 1, 2000, Lyondell and Equistar implemented a revised agreement to utilize shared services more broadly. Lyondell now provides services to Equistar including information technology, human resources, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct third party costs, if incurred exclusively for Equistar, are charged directly to Equistar.

Shared Services and Shared-Site Agreements with Millennium Petrochemicals--Equistar and Millennium Petrochemicals have agreements under which Equistar provides utilities, fuel streams and office space to Millennium Petrochemicals. In addition, Millennium Petrochemicals provides Equistar certain operational services, including utilities as well as barge dock access and related services.

Transition Services Agreement with Occidental Chemical--On June 1, 1998, Occidental Chemical and Equistar entered into a transition services agreement. Under the terms of the agreement, Occidental Chemical provided Equistar certain services in connection with the businesses contributed by Occidental Chemical, including services related to accounting, payroll, office administration, marketing, transportation, purchasing and procurement, management, human resources, customer service, technical services and others. Most of these services ceased in June 1999. Health, safety, and environmental services were extended until December 31, 1999.

                             EQUISTAR CHEMICALS, LP

Related party transactions are summarized as follows:

                                                                For the year ended December 31,
                                                           ----------------------------------------
Millions of dollars                                           2001            2000        1999
-------------------                                        -------------  ------------  -----------
Equistar billed related parties for:
-----------------------------------
  Sales of products and processing services:
     Lyondell                                              $   405         $   572     $   246
     Occidental Chemical                                       441             558         435
     LCR                                                       377             438         260
     Millennium Petrochemicals                                  55              90          54
     Oxy Vinyls                                                 48              67          93

  Shared services and shared site agreements:
     LCR                                                         3               2           3
     LMC                                                         6               6           6
     Millennium Petrochemicals                                  17              24          21
     Lyondell                                                   --              --           8

  Gas purchased for LMC                                         86              85          46

Related parties billed Equistar for:
-----------------------------------
  Purchases of products:
     LCR                                                   $   203         $   264     $   190
     LMC                                                       151             165          95
     Millennium Petrochemicals                                  15              16          12
     Lyondell                                                    4               2           6
     Occidental Chemical                                         1               2           2

  Shared services and transition agreements:
     Lyondell                                                  147             133           9
     Millennium Petrochemicals                                  19              22          24
     LCR                                                         2              --          --
     Occidental Chemical                                        --              --           2


6.  PURCHASE AND SALE OF BUSINESSES

Effective June 1, 2001, Equistar expanded its wire and cable business through the acquisition of the low- and medium-voltage power cable materials business of AT Plastics, Inc. Equistar accounted for the acquisition as a purchase, allocating the $7 million purchase price to property, plant and equipment and inventory.

Effective April 30, 1999, Equistar completed the sale of its concentrates and compounds business. The transaction included two manufacturing facilities, located in Heath, Ohio and Crockett, Texas, and related inventories. Equistar's proceeds from the sale were approximately $75 million.

7.  ACCOUNTS RECEIVABLE

Equistar sells its products primarily to other chemical manufacturers in the petrochemicals and polymers industries. Equistar performs ongoing credit evaluations of its customers' financial condition and, in certain circumstances, requires letters of credit from them. The Partnership's allowance for doubtful accounts, which is reflected in the accompanying Consolidated Balance Sheets as a reduction of accounts receivable, totaled $14 million and $9 million at December 31, 2001 and 2000, respectively.

                             EQUISTAR CHEMICALS, LP

During 2001, Equistar terminated an agreement with an independent issuer of receivables-backed commercial paper. Previously, Equistar sold, on an ongoing basis and without recourse, designated accounts receivable, maintaining the balance of the accounts receivable sold by selling new receivables as existing receivables were collected. At December 31, 2000 and 1999, the balance of Equistar's accounts receivable sold was $130 million. Increases and decreases in the amount sold were reported as operating cash flows in the Consolidated Statement of Cash Flows. Costs related to the sales were included in "Selling, general and administrative expenses" in the Consolidated Statement of Income.

8.  INVENTORIES

Inventories were as follows at December 31:

Millions of dollars               2001                2000
-------------------          -----------------   -----------------
Finished goods                    $ 243               $ 273
Work-in-process                      12                  16
Raw materials                       104                 123
Materials and supplies               89                  94
                             -----------------   -----------------
  Total inventories               $ 448               $ 506
                             =================   =================

Income in 2001 benefited from a reduction in the levels of raw material and product inventories, which are carried under the LIFO method of accounting. The charges to cost of sales associated with the inventory reductions were valued based on relatively low LIFO inventory values. If these charges had been valued based on average 2001 costs, cost of sales for 2001 would have been higher by approximately $10 million. The excess of the current cost of inventories over book value was approximately $28 million at December 31, 2001.

9.  PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars                              2001               2000
-------------------                        -----------------   ----------------
Land                                             $   79           $   78
Manufacturing facilities and equipment            5,929            5,769
Construction in progress                             92              134
                                           ------------------  ----------------
  Total property, plant and equipment              6,100            5,981
Less accumulated depreciation                      2,395            2,162
                                           ------------------  ----------------
  Property, plant and equipment, net             $ 3,705          $ 3,819
                                           ==================   ===============

Equistar did not capitalize any interest during 2001, 2000 and 1999 with respect to construction projects.

Goodwill, at cost, and the related accumulated amortization were as follows at December 31:

Millions of dollars                   2001                2000
-------------------               ---------------    ---------------

Goodwill                            $ 1,318            $ 1,318
Less accumulated amortization           265                232
                                  ---------------    ---------------
  Goodwill, net                     $ 1,053            $ 1,086
                                  ===============    ===============

                             EQUISTAR CHEMICALS, LP

The unamortized balances of deferred turnaround, software and debt issuance costs included in "Other assets, net" were as follows at December 31:

Millions of dollars         2001               2000
-------------------    ---------------      -------------
Turnaround costs             $  70              $  75
Software costs                  97                104
Debt issuance costs             34                  9

Depreciation and amortization is summarized as follows for the periods presented:

                                       For the year ended December 31,

                                ------------------------------------------------
Millions of dollars                 2001             2000              1999
-------------------             -------------    --------------    -------------
Property, plant and equipment       $ 237             $ 229            $ 221
Goodwill                               33                33              33
Turnaround expense                     20                24              25
Software costs                         12                13              12
Other                                  17                11               9
Debt issuance costs                     2                --              --
                                -------------    --------------    -------------
                                    $ 321             $ 310            $ 300
                                =============    ==============    =============

10.  ACCRUED LIABILITIES

Accrued liabilities were as follows at December 31:

Millions of dollars                     2001                2000
-------------------               -----------------   ---------------
Property taxes                      $      68           $      73
Interest                                   68                  52
Payroll and benefits                       49                  38
Other                                      12                   3
                                  -----------------   ---------------
    Total accrued liabilities       $     197           $     166
                                  =================   ===============

11.  LONG-TERM DEBT

In August 2001, Equistar completed a $1.5 billion debt refinancing. The refinancing included a bank credit facility consisting of a $500 million secured revolving credit facility maturing in August 2006 and a $300 million secured term loan, maturing in August 2007, with scheduled quarterly amortization payments, beginning December 31, 2001. The revolving credit facility was undrawn at December 31, 2001. Borrowing under the revolving credit facility generally bears interest based on a margin over, at Equistar's option, LIBOR or a base rate. The sum of the applicable margin plus a facility fee varies between 1.5% and 2.5%, in the case of LIBOR loans, and 0.5% and 1.5%, in the case of base rate loans, depending on Equistar's ratio of debt to EBITDA. The term loan generally bears interest at a rate equal to LIBOR plus 3% or the base rate plus 2%, at Equistar's option. Borrowing under the

                             EQUISTAR CHEMICALS, LP
term loan had a weighted average interest rate of 6.26% during 2001. Certain financial ratio requirements were modified in the refinancing to make them less restrictive. The bank credit facility is secured by a lien on Equistar's accounts receivable, inventory, other personal property and certain fixed assets. The refinancing also included the issuance of $700 million of new unsecured 10.125% senior notes maturing in August 2008. The 10.125% senior notes rank pari passu with existing Equistar notes.

The August 2001 refinancing replaced a five-year, $1.25 billion credit facility with a group of banks that would have expired November 2002. Borrowing under the facility at December 31, 2000 was $820 million and had a weighted average interest rate of 7.13% at December 31, 2000. Millennium America Inc., a subsidiary of Millennium, provided limited guarantees with respect to the payment of principal and interest on a total of $750 million principal amount of indebtedness under the $1.25 billion revolving credit facility. As a result of the refinancing, the related guarantees have been terminated.

In March 2001, Equistar amended the previous $1.25 billion credit facility making certain financial ratio requirements less restrictive. As a result of the amendment, the interest rate on the previous credit facility was increased from LIBOR plus 5/8 of 1% to LIBOR plus 8/10 of 1%.

In February 1999, Equistar issued $900 million of debt securities. The debt securities included $300 million of 8.50% Notes, which mature on February 15, 2004, and $600 million of 8.75% Notes, which mature on February 15, 2009. Equistar used the net proceeds from this offering (i) to repay $205 million outstanding under a capitalized lease obligation relating to Equistar's Corpus Christi facility, (ii) to repay the outstanding balance under a $500 million credit agreement, after which the $500 million credit agreement was terminated,
(iii) to repay $150 million of 10.00% Notes due in June 1999, and (iv) to the extent of the remaining net proceeds, to reduce outstanding borrowing under the revolving credit facility and for Partnership working capital purposes.

The bank credit facility and the indenture governing Equistar's 10.125% senior notes contain covenants that, subject to certain exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, sales of assets and mergers and consolidations. In addition, the bank credit facility requires Equistar to maintain specified financial ratios. The breach of these covenants could permit the lenders to declare the loans immediately payable and could permit the lenders under Equistar's credit facility to terminate future lending commitments.

As a result of the continued poor current business environment, Equistar is seeking an amendment to its credit facility that would increase its financial flexibility by easing certain financial ratio requirements. Such an amendment will require the payment of additional fees. Equistar anticipates that the amendment will become effective prior to March 31, 2002.

                             EQUISTAR CHEMICALS, LP

Long-term debt consisted of the following at December 31:

Millions of dollars                                   2001             2000
-------------------                                ----------       ----------
Bank credit facilities:
  Revolving credit facility due 2006               $    --           $   820
  Term loan due 2007                                   299                --
Other debt obligations:
  Medium-term notes due 2002-2005                       31               121
  9.125% Notes due 2002                                100               100
  8.50% Notes due 2004                                 300               300
  6.50% Notes due 2006                                 150               150
  10.125% Senior Notes due 2008                        700               - -
  8.75% Notes due 2009                                 598               598
  7.55% Debentures due 2026                            150               150
  Other                                                  9                 9
                                                   ----------       -----------
    Total long-term debt                             2,337             2,248
Less current maturities                                104                90
                                                   ----------       -----------
    Total long-term debt, net                      $ 2,233           $ 2,158
                                                   ==========       ===========

The 8.75% notes have a face amount of $600 million and are shown net of unamortized discount. The medium-term notes had a weighted average interest rate of 9.8% and 9.6% at December 31, 2001 and 2000, respectively.

The medium-term notes, the 9.125% notes, the 6.5% notes and the 7.55% debentures were assumed by Equistar from Lyondell when Equistar was formed in 1997. As between Equistar and Lyondell, Equistar is primarily liable for this debt. Lyondell remains a co-obligor for the medium-term notes and certain events involving only Lyondell could give rise to events of default under those notes, permitting the obligations to be accelerated. Under certain limited circumstances, the holders of the medium-term notes have the right to require repurchase of the notes. Following amendments to the indentures for the 9.125% notes and 6.5% notes and the 7.55% debentures in November 2000, Lyondell remains a guarantor of that debt but not a co-obligor. The consolidated financial statements of Lyondell are filed as an exhibit to Equistar's Annual Report on Form 10-K for the year ended December 31, 2001.

Aggregate maturities of long-term debt during the next five years are $104 million in 2002, $32 million in 2003; $303 million in 2004; $8 million in 2005; $153 million in 2006 and $1.8 billion thereafter.

12.  LEASE COMMITMENTS

Equistar leases various facilities and equipment under noncancelable lease arrangements for various periods.

Operating leases include leases of railcars used in the distribution of products in Equistar's business. Equistar leases the railcars from unaffiliated entities established for the purpose of serving as lessors with respect to these leases. The leases include options for Equistar to purchase the railcars during a lease term. If Equistar does not exercise a purchase option, the affected railcars will be sold upon termination of the lease. In the event the sales proceeds are less than the related guaranteed residual value, Equistar will pay the difference to the lessor. The total guaranteed residual value under these leases was approximately $225 million at December 31, 2001.

                             EQUISTAR CHEMICALS, LP

Certain of Equistar's railcar operating leases contain financial and other covenants that are substantially the same as those contained in the credit facility discussed in Note 11 above. A breach of these covenants would permit the early termination of those leases. As a result of the continued poor current business environment, Equistar is seeking an amendment to these railcar leases. Such amendments will require the payment of additional fees. Equistar anticipates that the amendments will become effective prior to March 31, 2002.

In addition, the credit rating downgrade in 2002 permits the early termination of one of Equistar's railcar leases by the lessor, which would accelerate the payment of $126 million of minimum lease payments. Equistar has reached an agreement in principal with the lessor to renegotiate the lease.

At December 31, 2001, future minimum lease payments and residual value guarantees relating to noncancelable operating leases with lease terms in excess of one year were as follows:

                                                 Minimum            Residual
                                                  Lease              Value
                                                 Payments          Guarantees
                                               ------------      --------------
Millions of dollars
-------------------
2002                                             $  95              $  39
2003                                                78                - -
2004                                                67                186
2005                                                43                - -
2006                                                35                - -
Thereafter                                         287                - -
                                               ---------------   --------------
    Total minimum lease payments                 $ 605              $ 225
                                               ===============   ==============

Operating lease net rental expense was $110 million, $115 million and $112 million for the years ending December 31, 2001, 2000 and 1999, respectively.

13.  FINANCIAL INSTRUMENTS AND DERIVATIVES

Equistar enters into over-the-counter derivatives, primarily price swap contracts, related to crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases. At December 31, 2000, price swap contracts covering 5.1 million barrels of crude oil were outstanding. The carrying value and fair market value of these derivative instruments at December 31, 2000 represented a liability of $13 million, which was based on quoted market prices. The resulting loss from these hedges of anticipated raw material purchases was deferred on the consolidated balance sheet. On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, Equistar reclassified the deferred loss of $13 million to accumulated other comprehensive income as a transition adjustment, representing the cumulative effect of a change in accounting principle. The transition adjustment was reclassified to the Consolidated Statement of Income during the period January through July 2001 as the related raw material purchases occurred.

During 2001, Equistar entered into additional price swap contracts covering 7.2 million barrels of crude oil and primarily maturing from July 2001 through December 2001. In the third quarter 2001, outstanding price swap contracts, covering 4.1 million barrels of crude oil and primarily maturing from October 2001 through December 2001, were effectively terminated. The termination resulted in realization of a gain of nearly $9 million, which was recognized in the fourth quarter 2001 as the related forecasted transactions occurred. There were no outstanding price swap contracts at December 31, 2001.

                             EQUISTAR CHEMICALS, LP

The following table summarizes activity included in accumulated other comprehensive income ("AOCI") related to the fair value of derivative instruments for the year ended December 31, 2001:

Millions of dollars                                                    2001
-------------------                                                 ------------
Gain (loss):
  Balance at beginning of period                                      $ --
                                                                    ------------
  January 1, 2001 transition adjustment -
      reclassification of December 31, 2000 deferred loss              (13)
  Net gains on derivative instruments                                   35
  Reclassification of gains on
      derivative instruments to earnings                               (22)
                                                                    ------------
Net change included in AOCI for the period                              --
                                                                    ------------
  Net gain on derivative instruments
      included in AOCI at December 31, 2001                           $ --
                                                                    ============

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximated their carrying value due to their short maturity. Based on the borrowing rates currently available to Equistar for debt with terms and average maturities similar to Equistar's debt portfolio, the fair value of Equistar's long-term debt, including amounts due within one year, was approximately $2.3 billion and $2.1 billion at December 31, 2001 and 2000, respectively.

Equistar is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. Equistar does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by Equistar. Equistar does not anticipate nonperformance by the counterparties.

Equistar accounts for certain investments as "available-for-sale" securities in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, changes in the fair value of the investments are recognized in the balance sheet and the unrealized holding gains and losses are recognized in other comprehensive income.

14.  PENSION AND OTHER POSTRETIREMENT BENEFITS

All full-time regular employees of the Partnership are covered by defined benefit pension plans sponsored by Equistar. In connection with the formation of Equistar, no pension assets or obligations were contributed to Equistar, with the exception of union represented plans contributed by Occidental.

Retirement benefits are based upon years of service and the employee's highest three consecutive years of compensation during the last ten years of service. Equistar accrues pension costs based upon an actuarial valuation and funds the plans through periodic contributions to pension trust funds. Equistar also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the tax qualified plans' limits. In addition, Equistar sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plans are contributory while the life insurance plans are noncontributory.

                             EQUISTAR CHEMICALS, LP

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of these plans:


                                                                                                 Other
                                                          Pension Benefits              Postretirement Benefits
                                                   -------------------------------   -------------------------------
Millions of dollars                                    2001             2000            2001             2000
-------------------
                                                   -------------    --------------   --------------    -------------
Change in benefit obligation:
  Benefit obligation, January 1                     $    120          $   99          $   92            $   77
  Service cost                                            16              17               2                 2
  Interest cost                                           10               9               6                 6
  Plan amendments                                         --              --              29                --
  Actuarial loss (gain)                                   12               8             (14)               11
  Benefits paid                                          (11)            (12)             (3)               (2)
  Net effect of curtailments, settlements
    and special termination benefits                      --              (1)             --                 1
  Transfer to Lyondell                                    --              --              --                (3)
                                                   -------------    --------------   --------------    -------------
  Benefit obligation, December 31                        147             120             112                92
                                                   -------------    --------------   --------------    -------------
Change in plan assets:
  Fair value of plan assets, January 1                   117             101              --                --
  Actual return on plan assets                            (6)             (3)             --                --
  Partnership contributions                                7              31               3                 2
  Benefits paid                                          (11)            (12)             (3)               (2)
                                                   -------------    --------------   --------------    -------------
  Fair value of plan assets, December 31                 107              117             --                --
                                                   -------------    --------------   --------------    -------------

  Funded status                                          (40)              (3)          (112)              (91)
  Unrecognized actuarial loss                             48               24              5                20
  Unrecognized prior service cost                         --               --             29                --
                                                   -------------    --------------   --------------    -------------
  Net amount recognized                             $      8          $    21         $  (78)           $  (71)
                                                   =============    ==============   ==============    =============

Amounts recognized in the
  Consolidated Balance Sheet consist of:
    Prepaid benefit cost                            $     22          $    35         $   --            $   --
    Accrued benefit liability                            (33)             (14)           (78)              (71)
    Accumulated other comprehensive income                19               --             --                --
                                                   -------------    --------------   --------------    -------------
  Net amount recognized                             $      8          $    21         $  (78)           $  (71)
                                                   =============    ==============   ==============    =============

The increase in other postretirement benefit obligations in 2001 resulted from a medical plan amendment that increased Equistar's maximum contribution level per employee by 25%.

Pension plans with benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                    2001             2000
                                                -------------    --------------
Benefit obligation                                 $ 129            $  63
Fair value of assets                                  81               40

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

                                                    2001             2000
                                                -------------    --------------
Accumulated benefit obligation                     $ 106            $   9
Fair value of assets                                  81                6

                             EQUISTAR CHEMICALS, LP

Net periodic pension and other postretirement benefit costs included the following components:

                                                       Pension Benefits                 Other Postretirement Benefits
                                            -----------------------------------     -----------------------------------
Millions of dollars                           2001          2000         1999          2001         2000           1999
-------------------
                                            ---------     ---------     --------     ---------    ---------    ---------
Components of net periodic
     benefit cost:
  Service cost                              $   16       $   17        $   22       $     2      $     2        $     4
  Interest cost                                 10            9             7             6            6              6
  Amortization of actuarial loss                 2           --             1            --            1              1
  Expected return on plan assets               (11)          (8)           (8)           --           --             --
  Net effect of curtailments, settlements
     and special termination benefits            3           (1)           --             2            1             --
                                            ---------    ---------     --------     ---------    ---------    ---------
 Net periodic benefit cost                  $   20       $   17        $   22       $    10      $    10        $    11
                                            =========    =========     ========     =========    =========    =========

The assumptions used in determining the net pension cost and the net pension liability were as follows at December 31:

                                                     Pension Benefits                 Other Postretirement Benefits
                                              2001          2000         1999          2001         2000           1999
                                            ---------     ---------     --------     ---------    ---------    ---------
Weighted-average assumptions as of
  December 31:
  Discount rate                                7.00%         7.50%        8.00%         7.00%        7.50%          8.00%
  Expected return on plan assets               9.50%         9.50%        9.50%           --           --             --
  Rate of compensation increase                4.50%         4.50%        4.75%         4.50%        4.50%          4.75%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2001 was 7.0% for 2002 through 2004 and 5.0% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Equistar's maximum contribution level under the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2001 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

Equistar also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Equistar were $16 million, $17 million and $20 million for the years ended December 31, 2001, 2000 and 1999, respectively.

15.  COMMITMENTS AND CONTINGENCIES

Commitments--Equistar has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. At December 31, 2001, Equistar had commitments for natural gas and natural gas liquids at prices in excess of current market. Using December 31, 2001 spot market prices for these products the estimated negative impact on first quarter 2002 operating results would be approximately $30 million. Since December 31, 2001, natural gas prices have further declined. These fixed-price contracts substantially terminate by the end of the first quarter 2002. See also Note 5, describing related party commitments.

                             EQUISTAR CHEMICALS, LP

Equistar is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally for steam and power. At December 31, 2001, future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars
2002                                                                $   109
2003                                                                    132
2004                                                                    135
2005                                                                    137
2006                                                                    138
Thereafter                                                            1,688
                                                               ----------------
    Total minimum contract payments                                 $ 2,339
                                                               ================

Equistar's total purchases under these agreements were $77 million, $51 million and $56 million for the years ending December 31, 2001, 2000 and 1999, respectively. The increases in 2001, 2002 and 2003 are due to commitments for steam and power from a new co-generation facility, which is expected to reach full capacity in mid-2002.

Indemnification Arrangements--Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted prior to December 1, 2004 as to Lyondell and Millennium Petrochemicals, and May 15, 2005 as to certain Occidental subsidiaries, to the extent the aggregate thereof does not exceed $7 million to each partner, subject to certain terms of the respective asset contribution agreements. As of December 31, 2001, Equistar had incurred a total of $17 million for these uninsured claims and liabilities. Equistar also agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted for the first time after December 1, 2004 as to Lyondell and Millennium Petrochemicals, and for the first time after May 15, 2005 as to certain Occidental subsidiaries. As of September 30, 2001, Equistar, Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental amended the asset contribution agreements governing these indemnification obligations to clarify the treatment of, and procedures pertaining to the management of, certain claims arising under the asset contribution agreements. Equistar management believes that these amendments do not materially change the asset contribution agreements.

Environmental Remediation--Equistar's accrued liability for environmental matters as of December 31, 2001 was $6 million and related to the Port Arthur facility, which was permanently shut down on February 28, 2001. In the opinion of management, there is currently no material estimable range of loss in excess of the amounts recorded for environmental remediation.

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at each of Equistar's six plants located in the Houston/Galveston region during the next several years. Compliance with the plan will result in increased capital investment, which could be between $200 million and $260 million, before the 2007 deadline, as well as higher annual operating costs for Equistar. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. In January 2001, Equistar and an organization composed of industry participants filed a lawsuit against the Texas Natural Resource Conservation Commission ("TNRCC") to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. Adoption of the alternative plan, as sought by the lawsuit, is expected to reduce Equistar's estimated capital investments for NOx reductions required to comply with the standards. However, there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

                             EQUISTAR CHEMICALS, LP

The Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. The presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. These initiatives or other governmental actions could result in a significant reduction in Equistar's MTBE sales, which represented approximately 4% of its total 2001 revenues. Equistar has developed technologies to convert its process to produce alternate gasoline blending components should it be necessary to reduce MTBE production in the future. However, implementation of such technologies would require additional capital investment.

General--The Partnership is also subject to various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position or liquidity of Equistar.

16.  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is summarized as follows for the periods presented:

                                      For the year ended December 31,
                               -----------------------------------------------
  Millions of dollars             2001              2000              1999
  -------------------          -------------    -------------    -------------

  Cash paid for interest        $  171            $  180            $  146
                              ==============    =============    =============

                             EQUISTAR CHEMICALS, LP

17.  SEGMENT INFORMATION AND RELATED INFORMATION

Equistar operates in two reportable segments, petrochemicals and polymers. The accounting policies of the segments are the same as those described in "Summary of Significant Accounting Policies" (see Note 2). No third-party customer accounted for 10% or more of sales during the three-year period ended December 31, 2001.

Summarized financial information concerning Equistar's reportable segments is shown in the following table. Intersegment sales between the petrochemicals and polymers segments were based on current market prices.

Millions of dollars                          Petrochemicals      Polymers       Unallocated     Eliminations    Consolidated
-------------------                         ---------------    ------------    ------------    -------------   -------------
For the year ended December 31, 2001:
Sales and other
  operating revenues:
  Customers                                     $ 3,929            $ 1,980           $  --        $    --         $ 5,909
  Intersegment                                    1,455                 --              --         (1,455)             --
                                            ---------------    ------------    ------------    -------------   -------------
                                                  5,384              1,980              --         (1,455)          5,909
Unusual charges                                      --                 --              22             --              22
Operating income (loss)                             275               (186)           (188)            --             (99)
Total assets                                      3,458              1,365           1,485             --           6,308
Capital expenditures                                 84                 24               2             --             110
Depreciation and
  amortization expense                              204                 58              59             --             321

For the year ended December 31, 2000:
Sales and other
  operating revenues:
  Customers                                     $ 5,144            $ 2,351           $  --        $    --         $ 7,495
  Intersegment                                    1,887                 --              --         (1,887)             --
                                            ---------------    ------------    ------------    -------------   -------------
                                                  7,031              2,351              --         (1,887)          7,495
Operating income (loss)                             694               (185)           (175)            --             334
Total assets                                      3,693              1,534           1,355             --           6,582
Capital expenditures                                 79                 46               6             --             131
Depreciation and
  amortization expense                              199                 55              56             --             310

For the year ended December 31, 1999:
Sales and other
  operating revenues:
  Customers                                     $ 3,435            $ 2,159           $  --        $    --         $ 5,594
  Intersegment                                    1,324                 --              --         (1,324)             --
                                            ---------------    ------------    ------------    -------------   -------------
                                                  4,759              2,159              --         (1,324)          5,594
Unusual charges                                      --                 --              96             --              96
Operating income (loss)                             447                 51            (336)            --             162
Total assets                                      3,671              1,551           1,514             --           6,736
Capital expenditures                                 61                 83              13             --             157
Depreciation and
  amortization expense                              194                 53              53             --             300

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

                             EQUISTAR CHEMICALS, LP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

The following table presents the details of "Operating income (loss)" as presented above in the "Unallocated" column for the years ended December 31, 2001, 2000 and 1999.

Millions of dollars                                                         2001           2000          1999
-------------------                                                       ----------     ---------     ----------
Expenses not allocated to petrochemicals and polymers:
  Principally general and administrative expenses                           $ (166)       $  (175)      $  (240)
  Unusual charges                                                              (22)            --           (96)
                                                                          ----------     ---------     ----------
    Total--Unallocated                                                      $ (188)       $  (175)      $  (336)
                                                                          ==========     =========     ==========

The following table presents the details of "Total assets" as presented above in the "Unallocated" column as of December 31, for the years indicated:

Millions of dollars                                                         2001           2000          1999
-------------------                                                      ----------     ---------     ----------
Cash                                                                       $   202        $    18       $   108
Accounts receivable--trade and related parties                                  17             16            18
Prepaids and other current assets                                               20             17            22
Property, plant and equipment, net                                              44             56            58
Goodwill, net                                                                1,053          1,086         1,119
Other assets                                                                   149            162           189
                                                                          ----------     ---------     ----------
                                                                           $ 1,485        $ 1,355       $ 1,514
                                                                          ==========     =========     ==========

18.  SUBSEQUENT EVENT

Early in 2002, Lyondell and Occidental agreed in principle for Lyondell's acquisition of Occidental's 29.5% share of Equistar and Occidental's purchase of an equity interest in Lyondell. Upon completion of these transactions, Lyondell's ownership interest in Equistar would increase to 70.5%. Millennium holds the remaining 29.5% interest in Equistar. There can be no assurance that the proposed transactions will be completed.

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